FOR IMMEDIATE RELEASE

Panera Bread Announces COO Transition

ST. LOUIS, MO, April 17, 2012 - Panera Bread Company (NASDAQ: PNRA) announced today that John Maguire has resigned as Executive Vice President and Chief Operating Officer effective May 31, 2012 to become the Chief Executive Officer of Friendly's Ice Cream LLC. The Company also announced that it has appointed Charles Chapman, III Executive Vice President of Development and Business Development & Licensing to Chief Operating Officer, effective the same date.

“While we are disappointed to see John leave after so many years of valuable service with the Company, we want to thank him for all of his many contributions to Panera's success and we wish him well in his new position,” commented Bill Moreton, President and Co-Chief Executive Officer of Panera Bread Company. “We are pleased that Chuck will now become our Chief Operating Officer. Chuck first became part of Panera when he joined our Board of Directors in January 2008. Chuck joined our management team late last year when he left his position as Chief Operating Officer at International Dairy Queen (a Berkshire Hathaway company) to join Panera. Chuck has over 20 years' experience in the restaurant industry and previously served as Chief Operating Officer of Bruegger's Bagels and previously was a Bruegger's franchisee with 30 units in the Boston area. He also served in operations, marketing and finance positions at Darden Restaurants. Earlier in his career Chuck was a management consultant at Bain & Company and earned a Master in Business Administration from the Tuck School at Dartmouth.”

Contact Information

Investor Inquiries:	Michele Harrison
VP, Investor Relations
michele.harrison@panerabread.com
(314) 984-4966

Media Inquiries:	Linn Parrish
VP, Public Relations
linn.parrish@panerabread.com
(314) 984-4959

About Panera Bread Company

Panera Bread Company owns and franchises 1,541 bakery-cafes as of December 27, 2011 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, www.panerabread.com